UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 20, 2025, the Hartman Group distributed the following letter to shareholders:

Enough is Enough: The Pattern of Endless Delays

October 20, 2025

Dear Shareholder,

Silver Star has once again postponed the shareholder meeting and this time indefinitely. This is the SIXTH time they have postponed your right to vote. Six times they have found excuses to avoid accountability to you.

The Timeline of Delays

June 30, 2025 - Meeting postponed
July 15, 2025 - Meeting postponed again
August 29, 2025 - Meeting postponed again
October 6, 2025 - Meeting postponed again
October 20, 2025 - Meeting postponed again
Now - Meeting postponed indefinitely

Each time blaming others and spending your money on litigation instead of holding the meeting they were court-ordered to conduct.

What the Courts Have Said

The Maryland court was clear when they ordered Silver Star to hold this meeting: "Silver Star must hold a stockholder meeting within six months." That order came with explicit instructions.

Even the federal judge recognized the absurdity of these delays. Despite Silver Star's hundreds of allegations against us, the judge stated that "in spite of these allegations you should still have a vote and no delay." The judge refused to stop the democratic process you deserve.

When the Maryland court granted the original extension, they made it crystal clear: "This is the last delay." Yet here we are again with an indefinite postponement.

What Are They Afraid Of?

If their management is so successful, if their "New Direction Plan" is working, if shareholders truly support them, why won't they let you vote? In reality they destroyed the value of the company and it has dropped 70% since taking over.

Haddock thinks he can stack the deck by making hundreds of false claims in federal court, and now in state court.

Silver Star claims:

•	They can't hold a meeting because of "disruptions" and "false statements"

•	They need audited financials (which they've had 10 months to complete)

•	They're waiting for court determinations

But the federal judge refused to grant them relief on October 16, 2025. He told them to move forward. Instead of following that direction, they chose indefinite postponement.

They claim we refused to provide assurances about the audit. The truth: We have consistently stated that shareholders deserve a vote regardless of these delay tactics. They're using technical arguments to avoid the democratic process.

We understand your frustration and we share it. Six delays in six months is NOT normal corporate governance but is obstruction. The courts have given clear guidance. The only people standing in the way of your democratic rights are the very people who claim to be protecting you.

When this meeting finally happens, whether through court order or their eventual compliance your voice must be heard. They can delay, but they cannot deny you forever.

We will continue fighting for your right to vote, your right to transparency, and your right to have your capital returned.

Send a resounding message by voting the BLUE card. Show them that shareholder voices cannot be silenced.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.